EXHIBIT 99.7

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On August 13, 2008, Emtec Global Services LLC (“EGS”), a wholly-owned subsidiary of Emtec Inc. (the “Emtec” or the “Company”), eBusiness Application Solutions, Inc. (“eBAS”), Aveeva, Inc. (“Aveeva”) and Jessica Chopra (“Ms. Chopra”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which EGS agreed to acquire all of the outstanding stock of eBAS and Aveeva (collectively referred to as “Target”) from Ms. Chopra. The purchase price consisted of (i) cash at closing in an aggregate amount equal to $7,313,500, and (ii) the potential to pay contingent consideration up to $1 million each year for the next three years on the anniversary of the closing if certain performance goals are met. Additionally, the Company capitalized $191,859 in professional fees associated with this transaction. The purchase price may be increased or decreased pursuant to a post-closing working capital adjustment. It is anticipated that the Company will realize future income tax benefits of approximately $1.3 million over the next 15 year as a result of the Target’s former shareholder agreeing to a Section 338(h)(10) election under the Internal Revenue Code of 1986.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No. 141, Business Combinations. The following unaudited pro forma condensed consolidated statements of operations for the fiscal year ended August 31, 2007 and the nine months ended May 31, 2008 give effect to the Company’s purchase of the Target. The unaudited pro forma condensed consolidated statements of operations assume that this transaction was consummated on September 1, 2006. The pro forma condensed consolidated balance sheet presents the financial position of the Company as if the acquisition of the Target occurred on May 31, 2008. The pro forma adjustments, which are based on available information and certain assumptions that the Company believes are reasonable under the circumstances, are applied to the historical financial statements of the Company. The pro forma allocation of the purchase price to the acquired assets and liabilities is based upon an independent appraisal and other studies completed subsequent to the acquisition of the Target. The fair value adjustments contained in the pro forma financial information are preliminary estimates. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors. The Company also expects to incur certain integration expenses.

These pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations or financial position of the Company.

This information should be read in conjunction with the Company’s previously filed Current Report on Form 8-K, filed August 19, 2008, the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended August 31, 2007, quarterly report on Form 10-Q for the quarter ended May 31, 2008, and the historical financial statements and accompanying notes of the Target included in this Current Report on Form 8-K/A.

Pro Forma Combined Balance Sheet
May 31, 2008
Unaudited

	Historical		Pro Forma		Pro Forma
	Emtec, Inc.	Combined Target	Adjustments (2)		Combined

Assets

Current Assets

Cash	$1,268,626	$1,202,919	$(1,139,919	)(A)	$1,331,626
Receivables:		-	-		-
Trade, less allowance for doubtful accounts	19,788,007	6,292,863	(261,832	)(A)	25,819,038
Others	3,690,219	-	-		3,690,219
Inventories, net	2,411,115	-	-		2,411,115
Prepaid expenses	501,841	497,706	-		999,547
Deferred tax asset - current	685,623	-	-		685,623

Total current assets	28,345,431	7,993,489	(1,401,752)		34,937,168

Property and equipment, net	1,006,057	134,492	-		1,140,549
			-
Other intangible assets, net	8,364,167	-	3,170,000	(A)	11,534,167
Goodwill	10,718,346	-	55,585	(A)	10,773,931
Deferred tax asset - long term	147,930	-	-		147,930
Restricted cash	150,000	-	-		150,000
Other assets	108,743	-	-		108,743

Total assets	$48,840,674	$8,127,980	$1,823,835		$58,792,488

Liabilities and Stockholders' Equity

Current Liabilities

Line of credit	$400,066	-	$7,313,500	(A)	7,713,566
Accounts payable	22,154,365	1,292,763	-		23,447,127
Current portion of long term debt - related party	2,645,307	-	-		2,645,307
Income taxes payable	472,722	-	135,695	(A)	608,417
Accrued liabilities	3,153,225	934,319	20,192	(A)	4,299,595
			191,859	(A)
Due to former stockholders	631,415	-	63,488	(A)	694,903
Customer deposits	47,131	-	-		47,131
Deferred revenue	1,165,494	-	-		1,165,494

Total current liabilities	30,669,723	2,227,082	7,724,733		40,621,537

Deferred tax liability	2,363,932	-	-		2,363,932
Accrued liabilities	174,739	-	-		174,739
Long term debt - related party	1,159,408	-	-		1,159,408

Total liabilities	34,367,802	2,227,082	7,724,733		44,319,616

Commitments and contingent liabilities
Stockholders' Equity
Common stock $0.01 par value; 25,000,000 shares authorized; 17,714,180 shares issued and 14,849,591, outstanding at May 31, 2008	177,142	225,100	(225,100	)(A)	177,142
Additional paid-in capital	20,557,148	-	-		20,557,148
Retained earnings (accumulated deficit)	(665,371)	5,675,798	(5,675,798	)(A)	(665,371)
	20,068,919	5,900,898	(5,900,898)		20,068,919
Less: treasury stock, at cost, 2,864,589 shares	(5,596,047)				(5,596,047)

Total stockholders' equity	14,472,872	5,900,898	(5,900,898)		14,472,872

Total liabilities and stockholders' equity	$48,840,674	$8,127,980	$1,823,835		$58,792,488

The accompanying notes are integral parts of these pro forma combined financial statements.

Pro Forma Combined Statement of Operations
For the nine months ended May 31, 2008
Unaudited

	Historical		Proforma		Pro Forma
	Emtec, Inc.	Combined Target	Adjustments (2)		Combined
Revenues	$157,637,879	$26,732,506			$184,370,385
Cost of revenues	138,326,110	20,600,948			158,927,058
Gross profit	19,311,769	6,131,558	-		25,443,327

Operating expenses:
Selling, general, and administrative expenses (a)	16,025,377	3,963,680	600,000	(B)	20,521,118
			(67,939	)(C)
Management fee – related party	-	-			-
Amended employment agreements and management agreement charges	-	-			-
Rent expense – related party	270,089	-			270,089
Depreciation and amortization	944,100	72,559	475,500	(D)	1,492,159
Total operating expenses	17,239,565	4,036,239	1,007,561		22,283,366

Operating income (loss)	2,072,204	2,095,319	(1,007,561)		3,159,961

Other expense (income):
Interest income – other	(77,807)	(7,221)			(85,028)
Interest expense	833,018	6,743	377,697	(E)	1,217,458
Other	(274)	(708)			(982)

Income (loss) before income taxes	1,317,267	2,096,504	(1,385,258)		2,028,512
Provision for income taxes	614,226	-	284,498	(F)	898,724
Net income (loss)	$703,041	$2,096,504	$(1,669,757)		$1,129,788

Net income per common share
Basic and Diluted	$0.05				$0.08

Weighted Average Shares Outstanding
Basic	14,519,049				14,519,049

Diluted	14,636,249				14,636,249

Note:
(a)	Selling, general and administrative expenses for the Target includes non-recurring legal fees in the amount of $159,273.

The accompanying notes are integral parts of these pro forma combined financial statements.

Pro Forma Combined Statement of Operations
For the year ended August 31, 2007
Unaudited

	Historical		Proforma		Pro Forma
	Emtec, Inc.	Combined Target	Adjustments (2)		Combined
Revenues	$216,980,138	$38,328,645			$255,308,783
Cost of revenues	193,825,950	29,956,256			223,782,206
Gross profit	23,154,188	8,372,389	-		31,526,577

Operating expenses:
Selling, general, and administrative expenses (a)	21,830,037	7,479,592	800,000	(B)	30,023,598
		-	(86,031	)(C)
Management fee – related party	145,834	-			145,834
Amended employment agreements and management agreement charges	2,329,800	-			2,329,800
Rent expense – related party	357,300	-			357,300
Depreciation and amortization	1,171,815	31,925	634,000	(D)	1,837,740
Total operating expenses	25,834,786	7,511,517	1,347,969		34,694,272

Operating income (loss)	(2,680,598)	860,873	(1,347,969)		(3,167,695)

Other expense (income):
Interest income – other	(105,507)	(30,665)			(136,172)
Interest expense	1,079,209	17,201	566,796	(E)	1,663,206
Other	(462)	-			(462)

Income (loss) before income taxes (benefit)	(3,653,838)	874,337	(1,914,766)		(4,694,266)
Provision for income taxes (benefit)	(1,373,851)	-	(416,171	)(F)	(1,790,022)
Net income (loss)	$(2,279,987)	$874,337	$(1,498,594)		$(2,904,244)

Net loss per common share
Basic and Diluted	$(0.16)				$(0.20)

Weighted Average Shares Outstanding
Basic	14,385,286				14,385,286

Diluted	14,385,286				14,385,286

Note:
(a)	Selling, general and administrative expenses for the Target includes non-recurring legal fees in the amount of $1,141,281.

The accompanying notes are integral parts of these pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

On August 13, 2008, EGS, a wholly-owned subsidiary of Emtec, eBAS, Aveeva and Ms. Chopra entered into a Purchase Agreement, pursuant to which EGS agreed to acquire all of the outstanding stock of eBAS and Aveeva from Ms. Chopra. The purchase price consists of (i) cash at closing in an aggregate amount equal to $7,313,500 and (ii) the potential to pay contingent consideration of $1 million each year for the next three years on the anniversary of the closing if certain performance goals are met. Additionally, the Company capitalized $191,859 in professional fees associated with this transaction.

The acquisition has been accounted for as a purchase business combination. Assets acquired and liabilities assumed were recorded at their fair values as of August 12, 2008.  Acquisition-related transaction costs include legal and accounting fees, and other external costs directly related to the acquisition.

Preliminary Purchase Price Allocation

Under purchase accounting, the purchase price was comprised of the cash paid at closing and acquisition related costs and allocated to the Target’s net tangible and identifiable intangible assets based on their estimated fair values as of August 12, 2008, as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon an independent valuation of the identifiable intangibles and management’s estimate of fair value of all other identified assets and liabilities. The Company’s estimates and assumptions underlying the valuation are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to the working capital adjustment and residual goodwill associated with the payment of contingent consideration in future years.

Pre-Acquisition Contingencies

The Company has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

2.	PRO FORMA ADJUSTMENTS

The following is a summary of pro forma adjustments in the unaudited combined financial statements based on preliminary estimates, which may change as additional information is obtained. Pro forma adjustments do not include the impact of contingencies that will not be known until they are resolved.

A.
Pro forma adjustment to give effect to the purchase of the Target for $7,505,359, including transaction costs of $191,859, as if the acquisition occurred on May 31, 2008. The purchase prince is expected to be funded through line of credit borrowings. The preliminary allocation of the purchase price is as follows:

Cash	$63,000
Accounts receivable, net	6,031,031
Prepaid expenses	497,706
Property and equipment	134,492
Goodwill	55,585
Customer relationships	2,900,000
Non-compete agreements	270,000
Total assets acquired	9,951,815
Accounts payable	(1,292,763)
Income taxes payable	(135,695)
Accrued expenses	(954,512)
Due to former shareholder	(63,486)
Liabilities assumed	(2,446,456)
Net assets acquired	$7,505,359

B.
Pro forma adjustment to reflect annual bonuses payable to key management personnel of the Target for continued employment post-closing. The aggregate bonuses each year are up to $800,000 for a period of three years, not to exceed $2.0 million in total. For the nine months ended May 31, 2008, the bonus was pro-rated.

C.	Pro forma adjustment to eliminate lease expense for autos utilized by Target’s senior management that were excluded from this transaction.

D.	Pro forma adjustment to give effect to the amortization of the intangible assets recorded as a result of the acquisition.

The fair values and useful lives of identifiable intangible assets acquired are detailed below:

			Pro Forma Amortization Expense
			For year ended	For 9 months
Intangible Asset	Fair Value	Useful Life	8/31/07	ended 5/31/08
Customer Relationships	$2,900,000	5 years	580,000	435,000
Non-Compete Agreements	270,000	5 years	54,000	40,500
	$3,170,000		$634,000	$475,500

E.	Pro forma adjustment to reflect interest expense associated with borrowings under the Company’s line of credit to finance this acquisition.

F.	Pro forma adjustment to reflect income taxes for Target at a combined Federal and state rate of 40%. No tax expense was historically calculated as the Target was an S corporation.